Exhibit 3.4

OPERATING AGREEMENT

THIS OPERATING AGREEMENT (this “Agreement”) by the undersigned sole member (the “Member”) of M&I LLC, a Wisconsin limited liability company (the “Company”), formed by the conversion (the “Conversion”) of Marshall & Ilsley Corporation, a Wisconsin corporation (“M&I Corporation”), pursuant to Section 180.1161 of the Wisconsin Business Corporation Law and Section 183.1207 of the Wisconsin Limited Liability Company Law (the “WLLCL”), is effective as to the Member as of November 1, 2007.

RECITALS

The Member has caused the formation of the Company by causing M&I Corporation to file with the Wisconsin Department of Financial Institutions a Certificate of Conversion and Articles of Organization, copies of which are attached to this Agreement and incorporated by this reference, as provided in the WLLCL; and

The Member affirms its membership in the Company and assents to the operation of the Company under the WLLCL.

NOW, THEREFORE, the undersigned agrees as follows:

Section 1. Purpose. The Company was formed for the purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the WLLCL.

Section 2. Member Contribution. As a result of the Conversion, the Company owns the assets and is subject to the liabilities of M&I Corporation. The Member has not agreed to make any additional contributions to the Company.

Section 3. Assignment of Membership Interest. The Member may assign all or any part of its membership interest in the Company upon such terms and conditions as the Member and its assignee shall agree in writing. A person to whom the Member assigns all or any part of its membership interest in the Company in accordance with the preceding sentence shall be automatically admitted as a member of the Company without any further action by the Member, the assignee, or the Company. The assignment by the Member of all or any part of its membership interest shall not cause a dissolution of the Company.

Section 4. Company Dissolution. The Company is to be dissolved and its business wound up as provided in the WLLCL, except as otherwise provided in this Agreement.

Section 5. Manager Management. The provisions of the WLLCL relating to a limited liability company the management of which has been vested in a manager shall apply to the operations and management of the Company. The Board of Directors of the Company shall act as the Manager of the Company.

Section 6. Board of Directors.

(a) Tenure and Qualifications. The number of directors of the Company shall be two. Each director shall hold office until the Member appoints the director’s successor, or until the director’s death, resignation, or removal by the Member for any reason or for no reason. If a position on the Board of Directors is vacant through death, resignation, or removal, the Member shall appoint a replacement director at its convenience. The initial directors of the Board of Directors shall be Randall J. Erickson and Gregory A. Smith.

(b) Meetings. Meetings of the Board of Directors may be called by or at the request of the chief executive officer, secretary, or any director. The person calling a Board of Directors meeting may fix any time or place for holding the meeting.

(c) Notice. Notice of any meeting shall be given at least 48 hours before the meeting by oral notice, by written notice delivered personally or sent via certified mail to each director at the director’s last known address, or by fax. If mailed, the notice shall be deemed to be delivered three days after being deposited in the United States mail so addressed, with postage prepaid. If notice is given by fax, the notice shall be deemed to be delivered when confirmation of receipt is printed out on the sending fax machine. Whenever any notice is required to be given to any director of the Company, a waiver of notice in writing, signed at any time, whether before or after the time of meeting, by the director entitled to the notice, shall be deemed equivalent to the giving of notice. The attendance of a director at a meeting shall constitute a waiver of notice of the meeting except when a director attends a meeting and objects to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any Board of Directors meeting need be specified in the notice or waiver of notice of the meeting.

(d) Quorum. A majority of the directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. Even though less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

(e) Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the act of a greater number is required by law.

(f) Compensation. The Board of Directors shall not receive compensation for services to the Company as directors.

(g) Action by Consent of the Board of Directors. Any action required to be taken at a Board of Directors meeting, or any other action that may be taken at a Board of Directors meeting, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter of the consent.

Section 7. Officers.

(a) Principal Officers. The principal officers of the Company shall be a chief executive officer, president, one or more vice-presidents, and a secretary, each of whom shall be elected by the Board of Directors. A chairman of the board or such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. Any two or more offices may be held by the same person.

(b) Election and Term of Office. The officers of the Company shall be elected annually by the Board of Directors. If the election of officers shall not be held at such a meeting, the election shall be held as soon thereafter as conveniently may be. Each officer shall hold office until a successor shall have been qualified or until the officer’s death, resignation, or removal in the manner provided in Section 7(c) below.

(c) Removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the Company’s best interests will be served thereby, but the removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment shall not of itself create contract rights.

(d) Vacancies. A vacancy in any principal office because of death, resignation, removal, disqualification, or otherwise shall be filled by the Board of Directors for the unexpired portion of the term.

(e) Chief Executive Officer. The chief executive officer shall be the principal executive officer of the Company and, subject to the control of the Board of Directors, shall have general supervision and control of the business and affairs of the Company and its officers. The chief executive officer shall have the authority, subject to such rules as may be prescribed by the Board of Directors, to appoint such agents and employees of the Company as the chief executive officer deems necessary, prescribe their powers, duties and compensation, and delegate authority to them. Such agents and employees shall hold offices at the discretion of the chief executive officer. The chief executive officer shall have authority to sign, execute and acknowledge, on behalf of the Company, all deeds, mortgages, bonds, membership interest certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the Company’s regular business or which shall be authorized by the Board of Directors. Except as otherwise provided by the WLLCL or the Board of Directors, the chief executive officer may authorize any other officer or agent of the Company to sign, execute and acknowledge such documents or instruments in his or her place and stead. In general, the chief executive officer shall have all authority and perform all duties incident to the office of the chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.

(f) President. In the absence of the chief executive officer or in the event of his or her death, inability or refusal to act, the president shall perform the duties of the chief executive officer, and when so acting shall have all the powers and duties of the chief executive officer. In addition, the president shall be responsible for the administration and management of the areas of the business and affairs of the Company assigned to him or her from time to time by the Board of Directors or the chief executive officer.

(g) Vice Presidents. One or more of the vice presidents may be designated as executive vice president. In the absence of the president or in the event of his or her death, inability or refusal to act, the vice presidents in the order designated at the time of their election (or in the absence of any designation, then in the order of their appointment), shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president. Any vice president may sign with the secretary or assistant secretary certificates for membership interests of the Company, if any, and shall perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors.

(h) Secretary. The secretary shall: (a) keep the minutes of the members’ and of the Board of Directors’ meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of this Agreement or as required by the WLLCL; (c) be custodian of the Company’s records; (d) keep a register of the post office address of each member which shall be furnished to the secretary by such member; (e) sign with the chief executive officer, the president or a vice president certificates for membership interests of the Company, if any, the issuance of which shall have been authorized by resolution of the Board of Directors; and (f) in general have all authority and perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or by the Board of Directors.

(i) Assistant Secretaries. The assistant secretaries, when authorized by the Board of Directors, may sign with the chief executive officer, the president or a vice president certificates for membership interests of the Company, if any, the issuance of which shall have been authorized by a resolution of the Board of Directors. The assistant secretaries, in general, shall have such authority and perform such duties as shall be assigned to them by the secretary, the chief executive officer, the president or the Board of Directors.

(j) Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors, and no officer shall be prevented from receiving a salary by reason of the fact that the officer is also a director of the Company.

Section 8. Indemnification.

(a) Definitions.

(1) “Director, Officer or Employee” means any of the following: (i) a natural person who is or was a director, officer or employee of the Company; (ii) a natural person who, while a director, officer or employee of the Company, is or was serving either pursuant to the Company’s specific request or as a result of the nature of such person’s duties to the Company as a director, officer, partner, trustee, member of any governing or decision making committee or employee of a corporation or foreign corporation, partnership, joint venture, trust or other enterprise; (iii) a natural person who, while a director, officer or employee of the Company, is or was serving an employee benefit plan because his or her duties to the Company also impose duties on, or otherwise involve services by, the person to the plan or to participants in or beneficiaries of the plan; or (iv) unless the context requires otherwise, the estate or personal representative of a director, officer or employee of the Company.

(2) “Liability” means the obligation to pay a judgment, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, the agreement to pay any amount in settlement of a Proceeding (whether or not approved by a court order), and reasonable expenses and interest related to the foregoing.

(3) “Party” means a natural person who was or is, or who is threatened to be made, a named defendant or respondent in a Proceeding.

(4) “Proceeding” means any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal (including but not limited to any act or failure to act alleged or determined to have been negligent or to have violated the Employee Retirement Income Security Act of 1974, or any successor thereto), which involves foreign, federal, state or local law and which is brought by or in the right of the Company or by any other person or entity, to which the Director, Officer or Employee was a party because he or she is a Director, Officer or Employee.

(5) “Expenses” means all reasonable fees, costs, charges, disbursements, attorneys’ fees and any other expenses incurred in connection with the Proceeding.

(b) Indemnification of Officers, Directors and Employees.

(1) The Company shall indemnify a Director, Officer or Employee to the extent he or she has been successful on the merits or otherwise in the defense of any Proceeding, for all reasonable Expenses.

(2) In cases not included under subsection (1), the Company shall indemnify a Director, Officer or Employee against Liability and Expenses incurred by such person in a Proceeding unless it shall have been determined by final judicial adjudication that such person breached or failed to perform a duty owned to the Company which constituted:

(i) a willful failure to deal fairly with the Company or its members in connection with a matter in which the Director, Officer or Employee has a material conflict of interest;

(ii) a violation of criminal law, unless the Director, Officer or Employee had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;

(iii) a transaction from which the Director, Officer or Employee derived an improper personal profit; or

(iv) willful misconduct.

(c) Determination that Indemnification is Proper.

(1) Unless provided otherwise by a written agreement between the Director, Officer or Employee and the Company, determination of whether indemnification is required under subsection (b) shall be made by any method reasonably selected by the Board of Directors.

(2) A Director, Officer or Employee who seeks indemnification under this Section 8 shall make a written request to the Company. As a further pre-condition to any right to receive indemnification, the writing shall contain a declaration that the Company shall have the right to exercise all rights and remedies available to such Director, Officer or Employee against any other person, corporation, foreign corporation, partnership, joint venture, trust or other enterprise, arising out of, or related to, the Proceeding which resulted in the Liability and the Expense for which such Director, Officer or Employee is seeking indemnification, and that the Director, Officer or Employee is hereby deemed to have assigned to the Company all such rights and remedies.

(3) Indemnification under subsection (b)(1) shall be made within 10 days of receipt of a written demand for indemnification. Indemnification required under subsection (b)(2) shall be made within 30 days of receipt of a written demand for indemnification.

(4) Indemnification under this Section 8 is not required to the extent the Director, Officer or Employee has previously received indemnification or allowance of expenses from any person or entity, including the Company, in connection with the same Proceeding.

(5) Within 20 days after receipt of a written request by a Director, Officer or Employee who is a Party to a Proceeding, the Company shall pay or reimburse his or her reasonable Expenses as incurred if the Director, Officer or Employee provides the Company with all of the following:

(i) A written affirmation of his or her good faith belief that he or she is entitled to indemnification under this Section 8; and

(ii) A written undertaking, executed personally or on his or her behalf, to repay all amounts advanced without interest to the extent that it is ultimately determined that indemnification under subsection (b)(2) is prohibited.

The undertaking under this subsection shall be accepted without reference to the Director’s, Officer’s or Employee’s ability to repay the allowance. The undertaking shall be unsecured or secured, as determined by the Board in its discretion.

(6) The right to indemnification under this Section 8 may be amended only by a subsequent vote of not less than a majority of the membership interests entitled to be cast by all outstanding membership interests of the Company entitled to vote on such matters. Any reduction in the right to indemnification may only be prospective from the date of such vote.

(d) Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any person who is a Director, Officer or Employee against any Liability asserted against or incurred by the individual in any such capacity or arising out of his or her status as such, regardless of whether the Company is required or authorized to indemnify or allow Expenses to the individual under this section.

(e) Severability. The provisions of this Section 8 shall not apply in any circumstance where a court of competent jurisdiction determines that indemnification would be invalid as against public policy.

Section 9. Non-Exclusivity.

(a) Except as provided in subsection (b), below, Section 8, above, does not preclude any additional right to indemnification or allowance of expenses that a Director, Officer or Employee may have under any of the following:

(1) The Articles of Organization of the Company.

(2) A written agreement between a Director, Officer or Employee and the Company.

(3) A resolution of the Board of Directors.

(4) A resolution, after notice, adopted by a majority vote of all of the Company’s voting membership interests then outstanding.

(b) Regardless of the existence of an additional right under subsection (a), above, the Company shall not indemnify a Director, Officer or Employee, or permit a Director, Officer or Employee to retain any allowance of expenses, unless it is determined by or on behalf of the Company that the Director, Officer or Employee did not breach or fail to perform a duty he or she owes to the Company which constitutes conduct under Section 8(b)(2)(i), (ii), (iii), or (iv), above. A Director, Officer or Employee who is a party to the same or related Proceeding for which indemnification or an allowance of expenses is sought may not participate in a determination under this subsection (b).

(c) Sections 8 to 11 hereof do not affect the Company’s power to pay or reimburse expenses incurred by a Director, Officer or Employee in any of the following circumstances:

(1) As a witness in a proceeding to which he or she is not a party.

(2) As a plaintiff or petitioner in a proceeding because he or she is or was a Director, Officer or Employee.

Section 10. Securities Law Claims.

(a) Pursuant to the public policy of the State of Wisconsin, the Company shall provide indemnification and allowance of expenses and may insure for any liability incurred in connection with a proceeding involving securities regulation described under subsection (b), below, to the extent required or permitted under Sections 8 or 9, above.

(b) Sections 8 and 9, above, apply, to the extent applicable to any other proceeding, to any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities, securities brokers or dealers, or investment companies or investment advisers.

Section 11. Liberal Construction. In order for the Company to obtain and retain qualified directors, officers and employees, the foregoing provisions shall be liberally administered in order to afford maximum indemnification of Directors, Officers and Employees. The indemnification above provided for shall be granted in all applicable cases unless to do so would clearly contravene law, controlling precedent or public policy.

Section 12. Miscellaneous. This Agreement shall be governed by the laws of the state of Wisconsin without giving effect to the principles of conflicts of laws and may only be amended in a writing signed by the Member.

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date set forth above.

METAVANTE HOLDING COMPANY

By:	/s/ Randall J. Erickson
Print:	Name: Randall J. Erickson
Title:	Vice President and Secretary